Exhibit 4.9

English Summary of the Hebrew Original

SUMMARY OF AMENDMENT NO. 4 TO THE CREDIT AGREEMENT DATED
MARCH 14TH 2013 AMENDED NOVEMBER 3rd  2013 APRIL 29th 2014 AND MARCH 31st 2015
Made and signed in Tel Aviv, March 10 2016

On March 14, 2013 Ceragon Networks Ltd. entered into a credit agreement (the credit agreement together with its schedules and annexes shall be referred to herein as the "Credit Agreement"). The parties to the Agreement are as follows: (i) the entities listed in Appendix 1 to the Credit Agreement in their capacity as lenders (hereinafter the "Lenders"); (ii) Bank Hapoalim Ltd. in its capacity as the credit manager and in its capacity as the securities trustee (hereinafter "Bank Hapoalim"); and (iii) Ceragon Networks Ltd. as the borrower (hereinafter the "Borrower").

On November 3, 2013 the parties entered into the Amendment No. 1 to the Credit Agreement, (hereinafter the "Amendment No. 1").

On April 29, 2014 the parties entered into the Amendment No. 2 to the Credit Agreement, (hereinafter the "Amendment No. 2").

On March 31, 2015 the parties entered into the Amendment No. 3 to the Credit Agreement, (hereinafter the "Amendment No. 3").

On March 10, 2016 the parties entered into the Amendment No. 4 to the Credit Agreement, (hereinafter the "Amendment").

The following is the summary of the material terms and conditions of the Amendment. The section numbers used herein correspond to the section numbers of the Amendment.

1.	General

The preamble to the Amendment is an integral part hereof. To all the terms aforementioned and henceforth mentioned, the definition will be as given to them in the Credit Agreement, unless stated otherwise. This section also contains customary representations of the Borrower, including a representation that the Borrower has complied and is complying with all the provisions of the Credit Agreement; that the Borrower has full power and authority to enter into the Amendment; that certain representations and warranties as detailed in the Credit Agreement are true and correct as of the date of execution of the Amendment; that there will be no need for any further decision making or any further approvals; that the Amendment is part of the Credit Documents.

2.	Extension of the Final Repayment Date
2.1 As of the effective date, section 6 of Amendment 3 shall be deleted and section 2 of the Credit Agreement shall be amended so that the existing definition of the term "Final Repayment Date" shall be deleted and replaced with the following:

"Final Repayment Date"	March 31st, 2017

3.	Extension of Amendment 3 Term
3.1 As of the effective date, section 1 to Amendment 3 will be amended so that the definition of the Termination Date shall be deleted and replaced with the following:

"Termination Date"	March 31st, 2017

4.	Interest and Fees
4.1               Section 28 shall be amended, so that the Borrower will pay to Bank Hapoalim, in its capacity as Credit Manager, an annual commission for each calendar year or part of it, which shall be paid until the earlier between: (1) the end of the calendar year; or (ii) the Final Repayment Date.

4.2               The Borrower will pay: (i) to Bank Hapoalim in its capacity as Credit Manager;  and (ii) to each Lender via the Credit Manager, a one-time commission with respect to the handling of the request for the Amendment, in accordance with the commission letter, which will be signed in parallel to the signing of this Amendment.

It is stated that if the Final Repayment Date (as defined in the Credit Agreement) is extended again to a date that is on or before June 30, 2017, the Lenders will not charge an additional one-time commission with respect to the handling of the request for an amendment. For avoidance of doubt it is hereby clarified that this clause does not impose an obligation on the Lenders to agree to such extension of the Final Payment Date beyond the date specifically stated in section 2.1 above, nor does this clause derogate from any obligation of the Borrower under the Credit agreement, including the obligation to pay in full the commissions as detailed in the Credit Agreement.

4.3               By signing this Amendment the Borrower irrevocably instructs the Lenders, to debit its relevant account in the sum of the commissions detailed in this clause 4.

Payment of any of the commissions specified above will not be refunded to the Borrower.

5.	Miscellanies
5.1                Unless otherwise expressly set forth under the Amendment the terms and obligations under the Amendment shall not derogate from any undertaking or guarantee of the Borrower towards the Lenders and Bank Hapoalim.

5.2                Unless otherwise expressly set forth under the Amendment the terms and obligations under the Amendment are in addition to and shall not derogate from any undertaking of the Borrower under the Credit Agreement and Amendment 3 and all rights of the Lenders and the Borrower under the Credit Agreement, Amendment 3 and applicable law, are fully reserved.

5.3                By signing this Amendment that Borrower confirms that Borrower is aware of the fact that in order to extend the Final Repayment Date (as defined in the Credit Agreement), the Lenders were obliged to obtain the approval of the Antitrust Authority. The Borrower declares that it approves the application to the Antitrust Authority, including the submission of information to the Antitrust Authority (as is required by the Antitrust Authority), and that Borrower does not have any claim to the Lenders (or any of them) or anyone on their behalf in connection with such application to the Antitrust Authority. In any case and for good order’s sake, the Borrower relinquishes any claim and releases the Lenders (or any of them) and/or anyone on their behalf, from any liability in connection with the receipt of the Antitrust Authority’s approval to the extension of the Final Repayment Date.